U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORCE PROTECTION, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA	84-1383888
(State of Incorporation)	(I.R.S. Employer ID No.)

9801 Highway 78, Building #2, Ladson, South Carolina 29456
(Address of principal executive offices)

Executive Compensation
(Full title of the Plan)

Gordon McGilton, Chief Executive Officer
Force Protection, Inc.
9801 Highway 78, Building No. 2
Ladson, South Carolina 29456
(843) 740-7015
(Name, address, and telephone number of agent for service)

With a copy to:

Amy Trombly, Esq.
Trombly Business Law
1320 Centre Street, Suite 202
Newton, MA 02467
(617) 243-0060

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock	300,000(1)	$8.29(2)	2,487,000	$266.11

(1)             Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)             The price of $8.29 per share, which was the average of the high and low prices of the Registrant’s common stock, as reported on the Over-The-Counter Bulletin Board on October 3, 2006 is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.   PLAN INFORMATION.

Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Force Protection, Inc., 9801 Highway 78, Bldg. #2, Ladson, South Carolina 29456.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following are hereby incorporated by reference:

(a)                      The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on April 13, 2006 pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)                   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-K referred to in (a) above, which consists of Form 10-Q filed on May 15, 2006 and August 14, 2006.

(c)                    A description of the securities of the Registrant is contained in a Form SB-2 filed on April 27, 2005, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Article Eighth of the Articles of Incorporation of the Registrant contains the following provisions with respect to liability of directors and officers:

The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expenses arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation’s request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; or (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

The General Corporation Law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Amy Trombly, Esq.

10.1	Secretary Certificate dated October 4, 2006

23.1	Consent of Counsel (included in Exhibit 5.1 hereto)

23.2	Consent of Jaspers + Hall, PC, Certified Public Accountants.

ITEM 9.   UNDERTAKINGS.

(a)                      The Registrant hereby undertakes:

1.                           To file, during any period in which it offers or sells securities are being made, a post-effective amendment to this registration statement to:

(i)                       Include any additional or changed material information with respect to the plan of distribution.

2.                           For determining liability under the Securities Act of 1933, that each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.                           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Ladson, State of South Carolina, on October 6, 2006.

Force Protection, Inc.

By:	/s/ Gordon McGilton
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933.  This registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Frank Kavanaugh	October 6, 2006
Frank Kavanaugh
Director

/s/ Jack Davis	October 6, 2006
Jack Davis
Director

/s/ Michael Moody	October 6, 2006
Michael Moody
Director

/s/ Raymond Pollard	October 6, 2006
Raymond Pollard
Director